Exhibit 99.2

Contacts:

Timothy Creech Vice President of Finance Trimeris, Inc. (919) 419-6050	Robin Fastenau Manager of Corporate Communications Trimeris, Inc. (919) 419-6050

TRIMERIS ANNOUNCES
FOURTH QUARTER AND YEAR-END 2002 RESULTS

DURHAM, NC, March 20, 2003 – Trimeris, Inc. (Nasdaq: TRMS) today announced results for the fourth quarter and fiscal year ended December 31, 2002.

For the fourth quarter of 2002, the Company reported a loss of $23.1 million, or $1.09 per share, compared with a loss of $21.5 million ($1.24 per share) in the comparable 2001 period. Excluding non-cash compensation charges and credits, the net loss for the fourth quarter of 2002 was $22.7 million or $1.07 per share, compared to $19.9 million or $1.15 per share for the fourth quarter of 2001.

The increase in net loss excluding non-cash compensation charges for the quarter is primarily due to increased expenses incurred for pre-launch activities related to Fuzeon™ (enfuvirtide), formerly known as T-20, less reduced expenses incurred for the production of drug material for clinical trials. These costs are net of reimbursements from Hoffmann-La Roche, Inc., the Company’s collaborative partner. Cash and cash equivalents and short-term investments totaled $149.2 million at December 31, 2002.

For the year ended 2002, the Company’s net loss totaled $75.7 million, or $3.93 per share, compared with a loss of $66.7 million ($3.96 per share) for 2001.

“We are delighted to have received accelerated approval for Fuzeon from the FDA,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “Together with our partner Roche, we are proud to bring this innovative new therapy to the growing number of people with HIV in need of new treatment options. The approval of Fuzeon validates our novel scientific approach and gives us confidence to move forward in developing additional fusion inhibitors”

A live webcast of our conference call on March 20 at 10:00 a.m. Eastern Time will be available at http://www.trimeris.com and archived for replay for 14 days after the call.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON(, just approved by the FDA, is the first in a new class of anti-HIV drugs called fusion inhibitors. A Marketing Authorisation Application (MAA) has also been submitted for FUZEON in the European Union. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement
Note:   This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form S-3 filed with the Securities and Exchange Commission on September 27, 2002 and its periodic reports filed with the SEC.

Trimeris, Inc.
(A Development Stage Company)
Statements of Operations
[in thousands, except per share amounts]
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2002	2001	2002	2001

Revenue	$155	$326	$1,133	$1,304

Operating expenses:
Research and development:
Non-cash compensation*	24	1,173	250	(969)
Other research and development	12,060	16,756	50,976	59,409

Total research and development expense	12,084	17,929	51,226	58,440

General and administrative:
Non-cash compensation*	413	437	1,645	1,905
Marketing expense**	8,572	1,861	16,722	3,825
Other general and administrative	2,942	2,310	9,340	8,048

Total general and administrative expense	11,927	4,608	27,707	13,778

Total operating expenses	24,011	22,537	78,933	72,218

Operating loss	(23,856)	(22,211)	(77,800)	(70,914)

Other income (expense)
Interest income	731	719	2,230	4,362
Interest expense	(20)	(40)	(108)	(189)

	711	679	2,122	4,173

Net loss	$(23,145)	$(21,532)	$(75,678)	$(66,741)

Basic and diluted net loss per share	$(1.09)	$(1.24)	$(3.93)	$(3.96)

Weighted average shares outstanding	21,281	17,398	19,272	16,870

      *    Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees. The change in this expense is primarily due to the change in the market price of our stock at the end of each quarter.

    **    Marketing expense consists of our share of pre-launch marketing costs for the anticipated launch of Fuzeon™ that are shared with Roche.

Trimeris, Inc.
(A Development Stage Company)
Condensed Balance Sheets
[$ in thousands]

	December 31, 2002	December 31, 2001

Assets
Total current assets	$150,313	$75,156
Property, furniture and equipment – net	2,816	3,779
Total other assets	1,410	1,709

Total assets	$154,539	$80,644

Liabilities and Stockholders’ Equity
Total current liabilities	$21,924	$23,520
Capital lease obligations, less current installments	321	1,014
Deferred revenue	2,167	2,616

Total liabilities	24,412	27,150

Total stockholders’ equity	130,127	53,494

Total liabilities and stockholders’ equity	$154,539	$80,644

Reconciliation of Net Loss to Net Loss Excluding Non-Cash Compensation

	Three Months Ended December 31,		Year Ended December 31,

	2002	2001	2002	2001

Net loss	$(23,145)	$(21,532)	$(75,678)	$(66,741)

Non-cash compensation
Research and development	24	1,173	250	(969)
General and administrative	413	437	1,645	1,905

Total non-cash compensation	437	1,610	1,895	936

Net loss excluding non-cash compensation	$(22,708)	$(19,922)	$(73,783)	$(65,805)

Basic and diluted net loss per share, excluding non-cash compensation	$(1.07)	$(1.15)	$(3.83)	$(3.90)

Weighted average shares outstanding	21,281	17,398	19,272	16,870

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